Exhibit 99.1
Caterpillar Inc.
3Q 2018 Earnings Release

October 23, 2018

FOR IMMEDIATE RELEASE

Caterpillar Reports Third-Quarter 2018 Results
Record Third-Quarter Profit Per Share Driven by Higher Sales and Strong Operational Performance

	Third Quarter
($ in billions except profit per share)	2018	2017	●	Third-quarter sales and revenues up 18 percent
Sales and Revenues	$13.5	$11.4	●	Best third-quarter profit per share in company history
Profit Per Share	$2.88	$1.77	●	Contributed $1 billion to pension plans; repurchased $750 million of shares; paid $511 million in dividends
Adjusted Profit Per Share	$2.86	$1.95	●	Profit per share outlook $10.65 to $11.65; maintained adjusted profit per share outlook at $11.00 to $12.00
DEERFIELD, Ill. - Caterpillar Inc. (NYSE: CAT) today announced third-quarter 2018 sales and revenues of $13.5 billion, compared with $11.4 billion in the third quarter of 2017, an 18 percent increase. Third-quarter 2018 profit per share of $2.88 was a third-quarter record. Profit per share was $1.77 in the third quarter of 2017. Excluding restructuring costs and a net tax benefit to adjust deferred tax balances, adjusted profit per share in the third quarter of 2018 was $2.86, compared with third-quarter 2017 adjusted profit per share of $1.95.
During the third quarter of 2018, Machinery, Energy & Transportation (ME&T) operating cash flow was $848 million. In the quarter, the company deployed significant capital, including a discretionary pension contribution of $1.0 billion, the repurchase of $750 million of Caterpillar common stock and a dividend payment of $511 million. The enterprise cash balance at the end of the third quarter of 2018 was $8.0 billion.
“This was the best third-quarter profit per share in our company’s history,” said Caterpillar CEO Jim Umpleby. “Our global team continues to do excellent work focusing on our customers’ success and executing our strategy for profitable growth.”
2018 Outlook
The company’s 2018 profit per share outlook is a range of $10.65 to $11.65. The company is maintaining the adjusted profit per share outlook range of $11.00 to $12.00. The current profit per share outlook now includes a net tax benefit of $95 million that was recorded in the third quarter of 2018 to adjust deferred tax balances. The outlook for adjusted profit per share excludes restructuring costs of about $400 million and the net tax benefit.
Most end markets continue to improve. Order rates and backlog remain healthy. In the fourth quarter, price realization, operational excellence and cost discipline are expected to more than offset higher material and freight costs, including tariffs.
The outlook does not include a mark-to-market gain or loss for remeasurement of pension and other postemployment benefit (OPEB) plans and any additional changes to provisional estimates recorded in 2017 for U.S. tax reform.

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Notes:

•	Glossary of terms is included on pages 12-13; first occurrence of terms shown in bold italics.

•	Information on non-GAAP financial measures is included on page 14.

•
Caterpillar will conduct a teleconference and live webcast, with a slide presentation, beginning at 10 a.m. Central Time on Tuesday, October 23, 2018, to discuss its 2018 third-quarter financial results. The accompanying slides will be available before the webcast on the Caterpillar website at http://www.caterpillar.com/investors/events-and-presentations.

About Caterpillar:
For more than 90 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent. Customers turn to Caterpillar to help them develop infrastructure, energy and natural resource assets. With 2017 sales and revenues of $45.462 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The company principally operates through its three primary segments - Construction Industries, Resource Industries and Energy & Transportation - and also provides financing and related services through its Financial Products segment. For more information, visit caterpillar.com. To connect with us on social media, visit caterpillar.com/social-media.

Caterpillar contact: Corrie Scott, 224-551-4133 (Office), 808-351-3865 (Mobile) or Scott_Corrie@cat.com

Forward-Looking Statements
Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.
Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global and regional economic conditions and economic conditions in the industries we serve; (ii) commodity price changes, material price increases, fluctuations in demand for our products or significant shortages of material; (iii) government monetary or fiscal policies; (iv) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (v) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; (vi) our ability to develop, produce and market quality products that meet our customers’ needs; (vii) the impact of the highly competitive environment in which we operate on our sales and pricing; (viii) information technology security threats and computer crime; (ix) additional restructuring costs or a failure to realize anticipated savings or benefits from past or future cost reduction actions; (x) failure to realize all of the anticipated benefits from initiatives to increase our productivity, efficiency and cash flow and to reduce costs; (xi) inventory management decisions and sourcing practices of our dealers and our OEM customers; (xii) a failure to realize, or a delay in realizing, all of the anticipated benefits of our acquisitions, joint ventures or divestitures; (xiii) union disputes or other employee relations issues; (xiv) adverse effects of unexpected events including natural disasters; (xv) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (xvi) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (xvii) our Financial Products segment’s risks associated with the financial services industry; (xviii) changes in interest rates or market liquidity conditions; (xix) an increase in delinquencies, repossessions or net losses of Cat Financial’s customers; (xx) currency fluctuations; (xxi) our or Cat Financial’s compliance with financial and other restrictive covenants in debt agreements; (xxii) increased pension plan funding obligations; (xxiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xxiv) additional tax expense or exposure, including the impact of U.S. tax reform; (xxv) significant legal proceedings, claims, lawsuits or government investigations; (xxvi) new regulations or changes in financial services regulations; (xxvii) compliance with environmental laws and regulations; and (xxviii) other factors described in more detail in Caterpillar’s Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.

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CONSOLIDATED RESULTS
Consolidated Sales and Revenues
The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between the third quarter of 2017 (at left) and the third quarter of 2018 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company’s board of directors and employees.
Total sales and revenues were $13.510 billion in the third quarter of 2018, an increase of $2.097 billion, or 18 percent, compared with $11.413 billion in the third quarter of 2017. The increase was due to higher sales volume driven by improved demand across the three primary segments, including an increase in dealer inventories. Favorable price realization, primarily in Resource Industries, also contributed to the sales improvement. The increase was partially offset by unfavorable currency impacts, primarily due to a weaker Australian dollar and Brazilian real.

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Sales and Revenues by Geographic Region

	North America		Latin America		EAME		Asia/Pacific		External Sales and Revenues		Inter-Segment		Total Sales and Revenues
(Millions of dollars)	$	% Chg	$	% Chg	$	% Chg	$	% Chg	$	% Chg	$	% Chg	$	% Chg
Third Quarter 2018
Construction Industries	$2,646	22%	$369	(5%)	$1,109	10%	$1,530	19%	$5,654	16%	$29	(9%)	$5,683	16%
Resource Industries	849	46%	427	30%	574	18%	688	46%	2,538	36%	100	16%	2,638	35%
Energy & Transportation	2,309	20%	330	10%	1,180	1%	758	34%	4,577	16%	978	12%	5,555	15%
All Other Segments	15	(50%)	—	(100%)	4	(69%)	18	50%	37	(34%)	76	(15%)	113	(22%)
Corporate Items and Eliminations	(40)		1		(5)		1		(43)		(1,183)		(1,226)
Machinery, Energy & Transportation	$5,779	24%	$1,127	11%	$2,862	7%	$2,995	28%	$12,763	19%	$—	—%	$12,763	19%

Financial Products Segment	$559	10%	$68	6%	$101	(8%)	$117	30%	$845	9%	$—	—%	$845	9%
Corporate Items and Eliminations	(62)		(12)		(6)		(18)		(98)		—		(98)
Financial Products Revenues	$497	8%	$56	(5%)	$95	(10%)	$99	30%	$747	7%	$—	—%	$747	7%

Consolidated Sales and Revenues	$6,276	22%	$1,183	10%	$2,957	6%	$3,094	28%	$13,510	18%	$—	—%	$13,510	18%

Third Quarter 2017
Construction Industries	$2,165		$390		$1,008		$1,291		$4,854		$32		$4,886
Resource Industries	581		329		488		472		1,870		86		1,956
Energy & Transportation	1,928		300		1,166		567		3,961		877		4,838
All Other Segments	30		1		13		12		56		89		145
Corporate Items and Eliminations	(25)		(1)		(2)		—		(28)		(1,084)		(1,112)
Machinery, Energy & Transportation	$4,679		$1,019		$2,673		$2,342		$10,713		$—		$10,713

Financial Products Segment	$510		$64		$110		$90		$774		$—		$774
Corporate Items and Eliminations	(51)		(5)		(4)		(14)		(74)		—		(74)
Financial Products Revenues	$459		$59		$106		$76		$700		$—		$700

Consolidated Sales and Revenues	$5,138		$1,078		$2,779		$2,418		$11,413		$—		$11,413

Sales and Revenues by Segment

(Millions of dollars)	Third Quarter 2017	Sales Volume	Price Realization	Currency	Inter-Segment / Other	Third Quarter 2018	$ Change	% Change

Construction Industries	$4,886	$815	$20	$(35)	$(3)	$5,683	$797	16%
Resource Industries	1,956	579	112	(23)	14	2,638	682	35%
Energy & Transportation	4,838	628	25	(37)	101	5,555	717	15%
All Other Segments	145	(18)	(1)	—	(13)	113	(32)	(22%)
Corporate Items and Eliminations	(1,112)	(13)	(1)	(1)	(99)	(1,226)	(114)
Machinery, Energy & Transportation	$10,713	$1,991	$155	$(96)	$—	$12,763	$2,050	19%

Financial Products Segment	$774	$—	$—	$—	$71	$845	$71	9%
Corporate Items and Eliminations	(74)	—	—	—	(24)	(98)	(24)
Financial Products Revenues	$700	$—	$—	$—	$47	$747	$47	7%

Consolidated Sales and Revenues	$11,413	$1,991	$155	$(96)	$47	$13,510	$2,097	18%

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Consolidated Operating Profit
The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between the third quarter of 2017 (at left) and the third quarter of 2018 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company’s board of directors and employees. The bar entitled Other includes consolidating adjustments and Machinery, Energy & Transportation other operating (income) expenses.
Operating profit for the third quarter of 2018 was $2.135 billion, compared to $1.509 billion in the third quarter of 2017. The increase of $626 million was mostly due to higher sales volume and favorable price realization.
Manufacturing costs were higher due to increased material and freight costs. Material costs were higher primarily due to increases in steel prices and tariffs. Freight costs were unfavorable primarily due to supply chain inefficiencies as the industry continues to respond to strong global demand. Selling, general and administrative (SG&A) and research and development (R&D) expenses increased primarily due to investments aligned with the company’s strategic growth initiatives.

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Profit (Loss) by Segment

(Millions of dollars)	Third Quarter 2018	Third Quarter 2017	$ Change	% Change
Construction Industries	$1,058	$884	$174	20%
Resource Industries	414	229	185	81%
Energy & Transportation	973	743	230	31%
All Other Segments	(10)	5	(15)	n/a
Corporate Items and Eliminations	(371)	(422)	51
Machinery, Energy & Transportation	$2,064	$1,439	$625	43%
Financial Products Segment	$201	$185	$16	9%
Corporate Items and Eliminations	(30)	(37)	7
Financial Products	$171	$148	$23	16%
Consolidating Adjustments	(100)	(78)	(22)
Consolidated Operating Profit	$2,135	$1,509	$626	41%

Other Profit/Loss Items

▪
Other income/expense in the third quarter of 2018 was income of $102 million, compared with income of $132 million in the third quarter of 2017. The unfavorable change was primarily a result of higher currency translation and hedging net losses.

▪
The provision for income taxes in the third quarter of 2018 reflected an estimated annual tax rate of 24 percent, compared to 32 percent in the third quarter of 2017, excluding the discrete items discussed in the following paragraph. The decrease was primarily due to the reduction in the U.S. corporate tax rate beginning January 1, 2018, along with other changes in the geographic mix of profits from a tax perspective.

The provision for income taxes in the third quarter of 2018 included a $95 million net benefit to adjust deferred tax balances. In addition, a discrete tax benefit of $3 million was recorded in the third quarter of 2018, compared to $18 million in the third quarter of 2017, for the settlement of stock-based compensation awards with associated tax deductions in excess of cumulative U.S. GAAP compensation expense.
Global Workforce
The global workforce increased about 8,200 from the end of the third quarter of 2017, primarily due to higher production volumes.

	September 30
	2018	2017	Increase
Full-time employment	103,000	96,700	6,300
Flexible workforce	20,100	18,200	1,900
Total	123,100	114,900	8,200

Geographic summary
U.S. workforce	53,400	49,700	3,700
Non-U.S. workforce	69,700	65,200	4,500
Total	123,100	114,900	8,200

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CONSTRUCTION INDUSTRIES

(Millions of dollars)
Segment Sales
	Third Quarter 2017	Sales Volume	Price Realization		Currency	Inter-Segment	Third Quarter 2018	$ Change	% Change
Total Sales	$4,886	$815	$20		($35)	($3)	$5,683	$797	16%

Sales by Geographic Region
	Third Quarter 2018	Third Quarter 2017	$ Change		% Change
North America	$2,646	$2,165	$481		22%
Latin America	369	390	(21)		(5%)
EAME	1,109	1,008	101		10%
Asia/Pacific	1,530	1,291	239		19%
External Sales	$5,654	$4,854	$800		16%
Inter-segment	29	32	(3)		(9%)
Total Sales	$5,683	$4,886	$797		16%

Segment Profit
	Third Quarter 2018	Third Quarter 2017	Change		% Change
Segment Profit	$1,058	$884	$174		20%
Segment Profit Margin	18.6%	18.1%	0.5	pts

Construction Industries’ total sales were $5.683 billion in the third quarter of 2018, compared with $4.886 billion in the third quarter of 2017. The increase was mostly due to higher sales volume for construction equipment.
Sales increased in all regions except Latin America.

▪
In North America, the sales increase was mostly due to higher demand for new equipment, primarily to support oil and gas activities, including pipelines, and non-residential building construction activities.

▪	Construction activities remained weak in Latin America.

▪	Sales increased in EAME as infrastructure and building construction activities drove higher demand across several countries in the region.

▪
Sales in Asia/Pacific were higher across the region, with the most significant impact from improved demand in China, including an increase in dealer inventories from low levels, stemming from increased non-residential building construction and infrastructure activities.

Construction Industries’ profit was $1.058 billion in the third quarter of 2018, compared with $884 million in the third quarter of 2017. The increase in profit was a result of higher sales volume, partially offset by higher manufacturing costs. Manufacturing costs were higher primarily due to increased material and freight costs.

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RESOURCE INDUSTRIES

(Millions of dollars)
Segment Sales
	Third Quarter 2017	Sales Volume	Price Realization		Currency	Inter-Segment	Third Quarter 2018	$ Change	% Change
Total Sales	$1,956	$579	$112		($23)	$14	$2,638	$682	35%

Sales by Geographic Region
	Third Quarter 2018	Third Quarter 2017	$ Change		% Change
North America	$849	$581	$268		46%
Latin America	427	329	98		30%
EAME	574	488	86		18%
Asia/Pacific	688	472	216		46%
External Sales	$2,538	$1,870	$668		36%
Inter-segment	100	86	14		16%
Total Sales	$2,638	$1,956	$682		35%

Segment Profit
	Third Quarter 2018	Third Quarter 2017	Change		% Change
Segment Profit	$414	$229	$185		81%
Segment Profit Margin	15.7%	11.7%	4.0	pts

Resource Industries’ total sales were $2.638 billion in the third quarter of 2018, an increase of $682 million from the third quarter of 2017. The increase was primarily due to higher demand for both mining and heavy construction equipment. Commodity market fundamentals remained positive, contributing to higher mining equipment sales. In addition, increased sales to heavy construction and quarry and aggregate customers were driven by positive global economic growth. Resource Industries’ customers globally continue to focus on improving the productivity and efficiency of existing machine assets, thereby extending equipment life cycle and lowering operating costs. Rebuild, overhaul and maintenance activity remains strong, resulting in higher aftermarket parts sales. Favorable price realization also contributed to the sales improvement.
Resource Industries’ profit was $414 million in the third quarter of 2018, compared with $229 million in the third quarter of 2017. The improvement was mostly due to higher sales volume and favorable price realization. The increase was partially offset by higher manufacturing costs, including freight and material costs, and increased SG&A/R&D expenses primarily due to investments aligned with strategic growth initiatives.

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ENERGY & TRANSPORTATION

(Millions of dollars)
Segment Sales
	Third Quarter 2017	Sales Volume	Price Realization		Currency	Inter-Segment	Third Quarter 2018	$ Change	% Change
Total Sales	$4,838	$628	$25		($37)	$101	$5,555	$717	15%

Sales by Application
	Third Quarter 2018	Third Quarter 2017	$ Change		% Change
Oil and Gas	$1,362	$1,065	$297		28%
Power Generation	1,102	898	204		23%
Industrial	863	885	(22)		(2%)
Transportation	1,250	1,113	137		12%
External Sales	$4,577	$3,961	$616		16%
Inter-segment	978	877	101		12%
Total Sales	$5,555	$4,838	$717		15%

Segment Profit
	Third Quarter 2018	Third Quarter 2017	Change		% Change
Segment Profit	$973	$743	$230		31%
Segment Profit Margin	17.5%	15.4%	2.1	pts

Energy & Transportation’s total sales were $5.555 billion in the third quarter of 2018, compared with $4.838 billion in the third quarter of 2017. The increase was primarily due to higher sales volume across all applications except Industrial.

▪
Oil and Gas - Sales increased due to higher demand in North America for well servicing and gas compression applications. Higher energy prices and growth in U.S. onshore oil and gas drove increased sales for reciprocating engines.

▪
Power Generation - Sales improved across all regions, with the largest increases in North America and Asia/Pacific primarily for reciprocating engine applications, including data centers and power plants, and for aftermarket parts.

▪	Industrial - Sales were lower in EAME primarily due to economic uncertainty in a few countries in the Middle East, partially offset by slightly higher sales in Asia/Pacific and North America.

▪	Transportation - Sales were higher primarily due to rail services, driven by acquisitions in Asia/Pacific and EAME, and increased rail traffic in North America.
Energy & Transportation’s profit was $973 million in the third quarter of 2018, compared with $743 million in the third quarter of 2017. The improvement was mostly due to higher sales volume. The increase was partially offset by higher manufacturing costs, including freight costs, and increased SG&A/R&D expenses primarily due to investments aligned with strategic growth initiatives.

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FINANCIAL PRODUCTS SEGMENT

(Millions of dollars)
Revenues by Geographic Region
	Third Quarter 2018	Third Quarter 2017	$ Change	% Change
North America	$559	$510	$49	10%
Latin America	68	64	4	6%
EAME	101	110	(9)	(8%)
Asia/Pacific	117	90	27	30%
Total	$845	$774	$71	9%

Segment Profit
	Third Quarter 2018	Third Quarter 2017	Change	% Change
Segment Profit	$201	$185	$16	9%

Financial Products’ segment revenues were $845 million in the third quarter of 2018, an increase of $71 million, or 9 percent, from the third quarter of 2017. The increase was primarily due to higher average financing rates and higher average earning assets in North America and Asia/Pacific as well as a favorable impact from returned or repossessed equipment. These favorable impacts were partially offset by lower intercompany lending activity in North America, lower average earning assets in Latin America and lower average financing rates in Europe.
Financial Products’ segment profit was $201 million in the third quarter of 2018, compared with $185 million in the third quarter of 2017. The increase was primarily due to a favorable impact from returned or repossessed equipment, higher average earning assets and an increase in net yield on average earning assets. This was partially offset by an unfavorable impact from available for sale securities in Insurance Services.
At the end of the third quarter of 2018, past dues at Cat Financial were 3.47 percent, compared with 2.73 percent at the end of the third quarter of 2017. The increase in past dues was primarily driven by the Cat Power Finance portfolio. Write-offs, net of recoveries, in the third quarter of 2018 were $40 million, compared with $47 million in the third quarter of 2017.
As of September 30, 2018, Cat Financial’s allowance for credit losses totaled $416 million, or 1.49 percent of finance receivables, compared with $416 million, or 1.48 percent of finance receivables at June 30, 2018. The allowance for credit losses at December 31, 2017, was $365 million, or 1.33 percent of finance receivables.
Corporate Items and Eliminations
Expense for corporate items and eliminations was $401 million in the third quarter of 2018, a decrease of $58 million from the third quarter of 2017, primarily due to methodology differences and lower corporate costs. Restructuring costs were $110 million in the third quarter of 2018, compared to $90 million in the third quarter of 2017.

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QUESTIONS AND ANSWERS

Q1:	Can you discuss changes in dealer inventories during the third quarter of 2018?

A:
Dealer machine and engine inventories increased about $800 million during the third quarter of 2018, compared to an increase of about $200 million during the third quarter of 2017. The favorable change impacted sales for the three primary segments about equally. During the first nine months of 2018, dealer machine and engine inventories increased about $2.1 billion, compared to an increase of about $100 million during the first nine months of 2017. We believe the increase in dealer inventories is reflective of current end-user demand.

Q2:	Can you discuss changes to your order backlog by segment?

A:	At the end of the third quarter of 2018, the order backlog was $17.3 billion, about $400 million lower than the second quarter of 2018, with decreases across the three primary segments.
The order backlog increased about $1.9 billion from the end of the third quarter of 2017, with increases across the three primary segments.

Q3:	Can you comment on expense related to your 2018 short-term incentive compensation plans and the impact on the 2018 outlook?

A:
Short-term incentive compensation expense is directly related to financial and operational performance, measured against targets set annually. Third-quarter 2018 expense was about $350 million, compared to third-quarter 2017 expense of about $400 million.

For the full year of 2018, across the current outlook range, short-term incentive compensation expense is expected to be about $1.4 billion, nearly the same as 2017.

Q4:	Can you provide more information on the adjustment to deferred tax balances made during the third quarter of 2018?

A:
The net tax benefit of $95 million includes a $154 million reduction to the provisionally estimated charge recognized during the fourth quarter of 2017 due to the enactment of U.S. tax reform legislation, partially offset by a $59 million adjustment to the valuation allowance against net deferred tax assets for prior years. The $154 million benefit revises the estimated impact of the write-down of U.S. net deferred tax assets to reflect the reduction in the U.S. corporate tax rate from 35 percent to 21 percent. This benefit primarily related to the decision to make an additional discretionary pension contribution of $1.0 billion to U.S. pension plans in the third quarter of 2018, treated as deductible on the 2017 U.S. tax return.

Q5:	What was the impact of recently imposed tariffs on material costs in the third quarter of 2018?

A:
The impact of recently imposed tariffs was about $40 million in the third quarter of 2018. For the full year of 2018, we expect the impact of recently imposed tariffs will be at the low end of the previously provided range of $100 million to $200 million.

Q6:	Sales and revenues for the first nine months of 2018 were up 24 percent. Is this significant ramp in demand impacting availability?

A:
The sharp increase in demand has led to supply chain challenges across the industry. Although the company is making efforts to improve material flows, constraints remain for some parts and components that are impacting lead times and availability.

Q7:	What price action are you anticipating for 2019?

A:
In the third quarter of 2018, we notified our dealers of an upcoming price action of 1 to 4 percent worldwide on machines and engines with exceptions on specific products and regions. This price action will be effective in January 2019, and is a result of current industry factors and general economic conditions.

Q8:	Do you expect to exclude restructuring costs from adjusted profit per share in 2019?

A:
On September 24, 2015, we announced a significant restructuring program expected to be completed by the end of 2018. Although we expect restructuring to continue as part of ongoing business activities, restructuring costs should decline in 2019, and we do not plan to exclude restructuring costs from adjusted profit per share in 2019.

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GLOSSARY OF TERMS

1.	Adjusted Profit Per Share - Profit per share excluding restructuring costs for 2018 and 2017. For 2018, adjusted profit per share also excludes a net tax benefit to adjust deferred tax balances.

2.
All Other Segments - Primarily includes activities such as: business strategy, product management and development, manufacturing of filters and fluids, undercarriage, ground engaging tools, fluid transfer products, precision seals, rubber sealing and connecting components primarily for Cat® products; parts distribution; integrated logistics solutions, distribution services responsible for dealer development and administration including a wholly owned dealer in Japan, dealer portfolio management and ensuring the most efficient and effective distribution of machines, engines and parts; digital investments for new customer and dealer solutions that integrate data analytics with state-of-the-art digital technologies while transforming the buying experience.

3.	Consolidating Adjustments - Elimination of transactions between Machinery, Energy & Transportation and Financial Products.

4.
Construction Industries - A segment primarily responsible for supporting customers using machinery in infrastructure, forestry and building construction applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes asphalt pavers, backhoe loaders, compactors, cold planers, compact track and multi-terrain loaders, mini, small, medium and large track excavators, forestry excavators, feller bunchers, harvesters, knuckleboom loaders, motor graders, pipelayers, road reclaimers, site prep tractors, skidders, skid steer loaders, telehandlers, small and medium track-type tractors, track-type loaders, utility vehicles, wheel excavators, compact, small and medium wheel loaders and related parts and work tools.

5.
Corporate Items and Eliminations - Includes restructuring costs; corporate-level expenses; timing differences, as some expenses are reported in segment profit on a cash basis; methodology differences between segment and consolidated external reporting; and inter-segment eliminations.

6.
Currency - With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. Currency only includes the impact on sales and operating profit for the Machinery, Energy & Transportation lines of business excluding restructuring costs; currency impacts on Financial Products’ revenues and operating profit are included in the Financial Products’ portions of the respective analyses. With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates (hedging) and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results (translation).

7.	EAME - A geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

8.	Earning Assets - Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.

9.
Energy & Transportation - A segment primarily responsible for supporting customers using reciprocating engines, turbines, diesel-electric locomotives and related parts across industries serving Oil and Gas, Power Generation, Industrial and Transportation applications, including marine and rail-related businesses. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support of turbine machinery and integrated systems and solutions and turbine-related services, reciprocating engine-powered generator sets, integrated systems used in the electric power generation industry, reciprocating engines and integrated systems and solutions for the marine and oil and gas industries; reciprocating engines supplied to the industrial industry as well as Cat machinery; the remanufacturing of Cat engines and components and remanufacturing services for other companies; the business strategy, product design, product management and development, manufacturing, remanufacturing, leasing and service of diesel-electric locomotives and components and other rail-related products and services and product support of on-highway vocational trucks for North America.

10.
Financial Products Segment - Provides financing alternatives to customers and dealers around the world for Caterpillar products, as well as financing for vehicles, power generation facilities and marine vessels that, in most cases, incorporate Caterpillar products. Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans. The segment also provides insurance and risk management products and services that help customers and dealers manage their business risk. Insurance and risk management products offered include physical damage insurance, inventory protection plans, extended service coverage for machines and engines, and dealer property and casualty insurance. The various forms of financing, insurance and risk management products offered to customers and dealers help

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support the purchase and lease of our equipment. The segment also earns revenues from Machinery, Energy & Transportation, but the related costs are not allocated to operating segments. Financial Products segment profit is determined on a pretax basis and includes other income/expense items.

11.	Latin America - A geographic region including Central and South American countries and Mexico.

12.
Machinery, Energy & Transportation (ME&T) - Represents the aggregate total of Construction Industries, Resource Industries, Energy & Transportation, All Other Segments and related corporate items and eliminations.

13.
Machinery, Energy & Transportation Other Operating (Income) Expenses - Comprised primarily of gains/losses on disposal of long-lived assets, gains/losses on divestitures and legal settlements and accruals. Restructuring costs classified as other operating expenses on the Results of Operations are presented separately on the Operating Profit Comparison.

14.
Manufacturing Costs - Manufacturing costs exclude the impacts of currency and restructuring costs (see definition below) and represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs. Variable manufacturing costs are defined as having a direct relationship with the volume of production. This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process. Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume. Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management.

15.	Pension and Other Postemployment Benefit (OPEB) - The company’s defined-benefit pension and postretirement benefit plans.

16.
Price Realization - The impact of net price changes excluding currency and new product introductions. Price realization includes geographic mix of sales, which is the impact of changes in the relative weighting of sales prices between geographic regions.

17.
Resource Industries - A segment primarily responsible for supporting customers using machinery in mining, quarry and aggregates, waste and material handling applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes large track-type tractors, large mining trucks, hard rock vehicles, longwall miners, electric rope shovels, draglines, hydraulic shovels, rotary drills, large wheel loaders, off-highway trucks, articulated trucks, wheel tractor scrapers, wheel dozers, landfill compactors, soil compactors, hard rock continuous mining systems, select work tools, machinery components, electronics and control systems and related parts. In addition to equipment, Resource Industries also develops and sells technology products and services to provide customers fleet management, equipment management analytics and autonomous machine capabilities. Resource Industries also manages areas that provide services to other parts of the company, including integrated manufacturing and research and development.

18.
Restructuring Costs - Primarily costs for employee separation, long-lived asset impairments and contract terminations. These costs are included in Other operating (income) expenses except for defined-benefit plan curtailment losses and special termination benefits, which are included in Other income (expense). Restructuring costs also include other exit-related costs primarily for accelerated depreciation, inventory write-downs, equipment relocation and project management costs and LIFO inventory decrement benefits from inventory liquidations at closed facilities, all of which are primarily included in Cost of goods sold.

19.
Sales Volume - With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation as well as the incremental sales impact of new product introductions, including emissions-related product updates. With respect to operating profit, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation combined with product mix as well as the net operating profit impact of new product introductions, including emissions-related product updates. Product mix represents the net operating profit impact of changes in the relative weighting of Machinery, Energy & Transportation sales with respect to total sales. The impact of sales volume on segment profit includes inter-segment sales.

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NON-GAAP FINANCIAL MEASURES
The following definitions are provided for the non-GAAP financial measures used in this report. These non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore are unlikely to be comparable to the calculation of similar measures for other companies. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.
Adjusted Profit Per Share
The company believes it is important to separately quantify the profit impact of two significant items in order for the company’s results to be meaningful to readers. These items consist of restructuring costs, which are incurred in the current year to generate longer-term benefits, and a net tax benefit to adjust deferred tax balances in the third quarter of 2018. The company does not consider these items indicative of earnings from ongoing business activities and believes the non-GAAP measure provides investors with useful perspective on underlying business results and trends and aids with assessing the company’s period-over-period results.
Reconciliations of adjusted profit per share to the most directly comparable GAAP measure, diluted profit per share, are as follows:
Machinery, Energy & Transportation
Caterpillar defines Machinery, Energy & Transportation as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Machinery, Energy & Transportation information relates to the design, manufacture and marketing of Caterpillar products. Financial Products’ information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment. The nature of these businesses is different, especially with regard to the financial position and cash flow items. Caterpillar management utilizes this presentation internally to highlight these differences. The company also believes this presentation will assist readers in understanding Caterpillar’s business. Pages 15-23 reconcile Machinery, Energy & Transportation with Financial Products on the equity basis to Caterpillar Inc. consolidated financial information.
Caterpillar’s latest financial results and outlook are also available via:
Telephone:    800-228-7717 (Inside the United States and Canada)
858-764-9492 (Outside the United States and Canada)
Internet:
http://www.caterpillar.com/en/investors.html
http://www.caterpillar.com/en/investors/quarterly-results.html (live broadcast/replays of quarterly conference call)
Caterpillar contact: Corrie Scott, 224-551-4133 (Office), 808-351-3865 (Mobile) or Scott_Corrie@cat.com

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Caterpillar Inc.
Condensed Consolidated Statement of Results of Operations
(Unaudited)
(Dollars in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Sales and revenues:
Sales of Machinery, Energy & Transportation	$12,763	$10,713	$38,192	$30,482
Revenues of Financial Products	747	700	2,188	2,084
Total sales and revenues	13,510	11,413	40,380	32,566

Operating costs:
Cost of goods sold	9,022	7,678	27,010	22,295
Selling, general and administrative expenses	1,299	1,254	4,015	3,619
Research and development expenses	479	461	1,384	1,344
Interest expense of Financial Products	185	163	533	484
Other operating (income) expenses	390	348	1,028	1,751
Total operating costs	11,375	9,904	33,970	29,493

Operating profit	2,135	1,509	6,410	3,073

Interest expense excluding Financial Products	102	118	305	362
Other income (expense)	102	132	350	260

Consolidated profit before taxes	2,135	1,523	6,455	2,971

Provision (benefit) for income taxes	415	470	1,377	921
Profit of consolidated companies	1,720	1,053	5,078	2,050

Equity in profit (loss) of unconsolidated affiliated companies	7	8	21	8

Profit of consolidated and affiliated companies	1,727	1,061	5,099	2,058

Less: Profit (loss) attributable to noncontrolling interests	—	2	—	5

Profit [1]	$1,727	$1,059	$5,099	$2,053

Profit per common share	$2.92	$1.79	$8.57	$3.48
Profit per common share — diluted [2]	$2.88	$1.77	$8.45	$3.44

Weighted-average common shares outstanding (millions)
– Basic	592.1	592.9	595.3	590.3
– Diluted [2]	599.4	600.1	603.8	596.5

Cash dividends declared per common share	$—	$—	$1.64	$1.55

[1]	Profit attributable to common shareholders.
[2]	Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

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Caterpillar Inc.
Condensed Consolidated Statement of Financial Position
(Unaudited)
(Millions of dollars)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and short-term investments	$8,007	$8,261
Receivables – trade and other	8,028	7,436
Receivables – finance	8,824	8,757
Prepaid expenses and other current assets	1,835	1,772
Inventories	11,814	10,018
Total current assets	38,508	36,244
Property, plant and equipment – net	13,607	14,155
Long-term receivables – trade and other	1,129	990
Long-term receivables – finance	13,244	13,542
Noncurrent deferred and refundable income taxes	1,288	1,693
Intangible assets	1,976	2,111
Goodwill	6,233	6,200
Other assets	2,278	2,027
Total assets	$78,263	$76,962

Liabilities
Current liabilities:
Short-term borrowings:
Machinery, Energy & Transportation	$59	$1
Financial Products	4,462	4,836
Accounts payable	6,842	6,487
Accrued expenses	3,423	3,220
Accrued wages, salaries and employee benefits	2,132	2,559
Customer advances	1,491	1,426
Dividends payable	—	466
Other current liabilities	1,867	1,742
Long-term debt due within one year:
Machinery, Energy & Transportation	10	6
Financial Products	5,801	6,188
Total current liabilities	26,087	26,931
Long-term debt due after one year:
Machinery, Energy & Transportation	7,991	7,929
Financial Products	17,450	15,918
Liability for postemployment benefits	7,046	8,365
Other liabilities	3,799	4,053
Total liabilities	62,373	63,196

Shareholders’ equity
Common stock	5,715	5,593
Treasury stock	(18,681)	(17,005)
Profit employed in the business	30,384	26,301
Accumulated other comprehensive income (loss)	(1,568)	(1,192)
Noncontrolling interests	40	69
Total shareholders’ equity	15,890	13,766
Total liabilities and shareholders’ equity	$78,263	$76,962

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Caterpillar Inc.
Condensed Consolidated Statement of Cash Flow
(Unaudited)
(Millions of dollars)

	Nine Months Ended September 30,
	2018	2017
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$5,099	$2,058
Adjustments for non-cash items:
Depreciation and amortization	2,065	2,153
Other	630	596
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables – trade and other	(779)	(455)
Inventories	(1,822)	(1,489)
Accounts payable	550	1,371
Accrued expenses	(32)	121
Accrued wages, salaries and employee benefits	(418)	962
Customer advances	59	358
Other assets – net	394	(137)
Other liabilities – net	(1,271)	(373)
Net cash provided by (used for) operating activities	4,475	5,165
Cash flow from investing activities:
Capital expenditures – excluding equipment leased to others	(921)	(566)
Expenditures for equipment leased to others	(1,208)	(1,071)
Proceeds from disposals of leased assets and property, plant and equipment	732	864
Additions to finance receivables	(9,092)	(8,246)
Collections of finance receivables	8,032	8,532
Proceeds from sale of finance receivables	416	98
Investments and acquisitions (net of cash acquired)	(357)	(47)
Proceeds from sale of businesses and investments (net of cash sold)	14	93
Proceeds from sale of securities	363	431
Investments in securities	(417)	(594)
Other – net	24	73
Net cash provided by (used for) investing activities	(2,414)	(433)
Cash flow from financing activities:
Dividends paid	(1,444)	(1,367)
Common stock issued, including treasury shares reissued	292	353
Common shares repurchased	(2,000)	—
Proceeds from debt issued (original maturities greater than three months)	7,073	7,334
Payments on debt (original maturities greater than three months)	(5,642)	(6,224)
Short-term borrowings – net (original maturities three months or less)	(465)	(2,403)
Other – net	(32)	(7)
Net cash provided by (used for) financing activities	(2,218)	(2,314)
Effect of exchange rate changes on cash	(117)	40
Increase (decrease) in cash and short-term investments and restricted cash	(274)	2,458
Cash and short-term investments and restricted cash at beginning of period	8,320	7,199
Cash and short-term investments and restricted cash at end of period	$8,046	$9,657

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

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Caterpillar Inc.
Supplemental Data for Results of Operations
For the Three Months Ended September 30, 2018
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$12,763	$12,763	$—	$—
Revenues of Financial Products	747	—	867	(120)	[2]
Total sales and revenues	13,510	12,763	867	(120)

Operating costs:
Cost of goods sold	9,022	9,022	—	—
Selling, general and administrative expenses	1,299	1,135	169	(5)	[3]
Research and development expenses	479	479	—	—
Interest expense of Financial Products	185	—	194	(9)	[4]
Other operating (income) expenses	390	63	333	(6)	[3]
Total operating costs	11,375	10,699	696	(20)

Operating profit	2,135	2,064	171	(100)

Interest expense excluding Financial Products	102	114	—	(12)	[4]
Other income (expense)	102	(5)	19	88	[5]

Consolidated profit before taxes	2,135	1,945	190	—

Provision (benefit) for income taxes	415	376	39	—
Profit of consolidated companies	1,720	1,569	151	—

Equity in profit (loss) of unconsolidated affiliated companies	7	7	—	—
Equity in profit of Financial Products’ subsidiaries	—	145	—	(145)	[6]

Profit of consolidated and affiliated companies	1,727	1,721	151	(145)

Less: Profit (loss) attributable to noncontrolling interests	—	(6)	6	—

Profit [7]	$1,727	$1,727	$145	$(145)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common shareholders.

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Caterpillar Inc.
Supplemental Data for Results of Operations
For the Three Months Ended September 30, 2017
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$10,713	$10,713	$—	$—
Revenues of Financial Products	700	—	793	(93)	[2]
Total sales and revenues	11,413	10,713	793	(93)

Operating costs:
Cost of goods sold	7,678	7,678	—	—
Selling, general and administrative expenses	1,254	1,084	173	(3)	[3]
Research and development expenses	461	461	—	—
Interest expense of Financial Products	163	—	169	(6)	[4]
Other operating (income) expenses	348	51	303	(6)	[3]
Total operating costs	9,904	9,274	645	(15)

Operating profit	1,509	1,439	148	(78)

Interest expense excluding Financial Products	118	143	—	(25)	[4]
Other income (expense)	132	46	33	53	[5]

Consolidated profit before taxes	1,523	1,342	181	—

Provision (benefit) for income taxes	470	413	57	—
Profit of consolidated companies	1,053	929	124	—

Equity in profit (loss) of unconsolidated affiliated companies	8	8	—	—
Equity in profit of Financial Products’ subsidiaries	—	122	—	(122)	[6]

Profit of consolidated and affiliated companies	1,061	1,059	124	(122)

Less: Profit (loss) attributable to noncontrolling interests	2	—	2	—

Profit [7]	$1,059	$1,059	$122	$(122)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common shareholders.

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Caterpillar Inc.
Supplemental Data for Results of Operations
For the Nine Months Ended September 30, 2018
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$38,192	$38,192	$—	$—
Revenues of Financial Products	2,188	—	2,527	(339)	[2]
Total sales and revenues	40,380	38,192	2,527	(339)

Operating costs:
Cost of goods sold	27,010	27,010	—	—
Selling, general and administrative expenses	4,015	3,445	581	(11)	[3]
Research and development expenses	1,384	1,384	—	—
Interest expense of Financial Products	533	—	558	(25)	[4]
Other operating (income) expenses	1,028	100	949	(21)	[3]
Total operating costs	33,970	31,939	2,088	(57)

Operating profit	6,410	6,253	439	(282)

Interest expense excluding Financial Products	305	337	—	(32)	[4]
Other income (expense)	350	76	24	250	[5]

Consolidated profit before taxes	6,455	5,992	463	—

Provision (benefit) for income taxes	1,377	1,274	103	—
Profit of consolidated companies	5,078	4,718	360	—

Equity in profit (loss) of unconsolidated affiliated companies	21	21	—	—
Equity in profit of Financial Products’ subsidiaries	—	345	—	(345)	[6]

Profit of consolidated and affiliated companies	5,099	5,084	360	(345)

Less: Profit (loss) attributable to noncontrolling interests	—	(15)	15	—

Profit [7]	$5,099	$5,099	$345	$(345)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common shareholders.

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Caterpillar Inc.
Supplemental Data for Results of Operations
For the Nine Months Ended September 30, 2017
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$30,482	$30,482	$—	$—
Revenues of Financial Products	2,084	—	2,363	(279)	[2]
Total sales and revenues	32,566	30,482	2,363	(279)

Operating costs:
Cost of goods sold	22,295	22,295	—	—
Selling, general and administrative expenses	3,619	3,193	438	(12)	[3]
Research and development expenses	1,344	1,344	—	—
Interest expense of Financial Products	484	—	499	(15)	[4]
Other operating (income) expenses	1,751	861	906	(16)	[3]
Total operating costs	29,493	27,693	1,843	(43)

Operating profit	3,073	2,789	520	(236)

Interest expense excluding Financial Products	362	433	—	(71)	[4]
Other income (expense)	260	62	33	165	[5]

Consolidated profit before taxes	2,971	2,418	553	—

Provision (benefit) for income taxes	921	750	171	—
Profit of consolidated companies	2,050	1,668	382	—

Equity in profit (loss) of unconsolidated affiliated companies	8	8	—	—
Equity in profit of Financial Products’ subsidiaries	—	377	—	(377)	[6]

Profit of consolidated and affiliated companies	2,058	2,053	382	(377)

Less: Profit (loss) attributable to noncontrolling interests	5	—	5	—

Profit [7]	$2,053	$2,053	$377	$(377)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common shareholders.

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Caterpillar Inc.
Supplemental Data for Cash Flow
For the Nine Months Ended September 30, 2018
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$5,099	$5,084	$360	$(345)	[2]
Adjustments for non-cash items:
Depreciation and amortization	2,065	1,410	655	—
Undistributed profit of Financial Products	—	(345)	—	345	[3]
Other	630	327	36	267	[4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	(779)	(35)	(33)	(711)	[4,5]
Inventories	(1,822)	(1,774)	—	(48)	[4]
Accounts payable	550	598	(55)	7	[4]
Accrued expenses	(32)	(63)	31	—
Accrued wages, salaries and employee benefits	(418)	(403)	(15)	—
Customer advances	59	59	—	—
Other assets – net	394	343	(9)	60	[4]
Other liabilities – net	(1,271)	(1,321)	110	(60)	[4]
Net cash provided by (used for) operating activities	4,475	3,880	1,080	(485)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(921)	(822)	(99)	—
Expenditures for equipment leased to others	(1,208)	(23)	(1,258)	73	[4]
Proceeds from disposals of leased assets and property, plant and equipment	732	122	632	(22)	[4]
Additions to finance receivables	(9,092)	—	(10,151)	1,059	[5,7]
Collections of finance receivables	8,032	—	9,135	(1,103)	[5]
Net intercompany purchased receivables	—	—	(484)	484	[5]
Proceeds from sale of finance receivables	416	—	416	—
Net intercompany borrowings	—	66	—	(66)	[6]
Investments and acquisitions (net of cash acquired)	(357)	(357)	—	—
Proceeds from sale of businesses and investments (net of cash sold)	14	20	—	(6)	[7]
Proceeds from sale of securities	363	154	209	—
Investments in securities	(417)	(21)	(396)	—
Other – net	24	25	(2)	1	[8]
Net cash provided by (used for) investing activities	(2,414)	(836)	(1,998)	420
Cash flow from financing activities:
Dividends paid	(1,444)	(1,444)	—	—
Common stock issued, including treasury shares reissued	292	292	1	(1)	[8]
Common shares repurchased	(2,000)	(2,000)	—	—
Net intercompany borrowings	—	—	(66)	66	[6]
Proceeds from debt issued (original maturities greater than three months)	7,073	47	7,026	—
Payments on debt (original maturities greater than three months)	(5,642)	(6)	(5,636)	—
Short-term borrowings – net (original maturities three months or less)	(465)	14	(479)	—
Other – net	(32)	(32)	—	—
Net cash provided by (used for) financing activities	(2,218)	(3,129)	846	65
Effect of exchange rate changes on cash	(117)	(106)	(11)	—
Increase (decrease) in cash and short-term investments and restricted cash	(274)	(191)	(83)	—
Cash and short-term investments and restricted cash at beginning of period	8,320	7,416	904	—
Cash and short-term investments and restricted cash at end of period	$8,046	$7,225	$821	$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3]	Elimination of non-cash adjustment for the undistributed earnings from Financial Products.
[4]	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5]	Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6]	Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.
[7]	Elimination of proceeds received from Financial Products related to Machinery, Energy & Transportation's sale of businesses and investments.
[8]	Elimination of change in investment and common stock related to Financial Products.

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Caterpillar Inc.
Supplemental Data for Cash Flow
For the Nine Months Ended September 30, 2017
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$2,058	$2,053	$382	$(377)	[2]
Adjustments for non-cash items:
Depreciation and amortization	2,153	1,507	646	—
Undistributed profit of Financial Products	—	(377)	—	377	[3]
Other	596	524	(107)	179	[4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	(455)	(324)	62	(193)	[4,5]
Inventories	(1,489)	(1,487)	—	(2)	[4]
Accounts payable	1,371	1,412	(33)	(8)	[4]
Accrued expenses	121	118	3	—
Accrued wages, salaries and employee benefits	962	943	19	—
Customer advances	358	358	—	—
Other assets – net	(137)	18	(54)	(101)	[4]
Other liabilities – net	(373)	(581)	107	101	[4]
Net cash provided by (used for) operating activities	5,165	4,164	1,025	(24)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(566)	(561)	(6)	1	[4]
Expenditures for equipment leased to others	(1,071)	(13)	(1,074)	16	[4]
Proceeds from disposals of leased assets and property, plant and equipment	864	142	733	(11)	[4]
Additions to finance receivables	(8,246)	—	(9,765)	1,519	[5]
Collections of finance receivables	8,532	—	10,194	(1,662)	[5]
Net intercompany purchased receivables	—	—	(161)	161	[5]
Proceeds from sale of finance receivables	98	—	98	—
Net intercompany borrowings	—	165	(1,000)	835	[6]
Investments and acquisitions (net of cash acquired)	(47)	(47)	—	—
Proceeds from sale of businesses and investments (net of cash sold)	93	93	—	—
Proceeds from sale of securities	431	36	395	—
Investments in securities	(594)	(165)	(429)	—
Other – net	73	50	23	—
Net cash provided by (used for) investing activities	(433)	(300)	(992)	859
Cash flow from financing activities:
Dividends paid	(1,367)	(1,367)	—	—
Common stock issued, including treasury shares reissued	353	353	—	—
Net intercompany borrowings	—	1,000	(165)	(835)	[6]
Proceeds from debt issued (original maturities greater than three months)	7,334	362	6,972	—
Payments on debt (original maturities greater than three months)	(6,224)	(506)	(5,718)	—
Short-term borrowings – net (original maturities three months or less)	(2,403)	(196)	(2,207)	—
Other – net	(7)	(7)	—	—
Net cash provided by (used for) financing activities	(2,314)	(361)	(1,118)	(835)
Effect of exchange rate changes on cash	40	9	31	—
Increase (decrease) in cash and short-term investments and restricted cash	2,458	3,512	(1,054)	—
Cash and short-term investments and restricted cash at beginning of period	7,199	5,259	1,940	—
Cash and short-term investments and restricted cash at end of period	$9,657	$8,771	$886	$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3]	Elimination of non-cash adjustment for the undistributed earnings from Financial Products.
[4]	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5]	Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6]	Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.